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EXHIBIT 12.1

                              CONVERGYS CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (MILLIONS OF DOLLARS)

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
                                                                                  Year ended December 31,
                                                         2000             1999             1998             1997             1996
                                                         ----             ----             ----             ----             ----
Earnings
         Income (loss) before income taxes,
         extraordinary charges and cumulative
         effect of change in accounting principle       $317.0           $222.5           $130.6           $130.6           $124.8

         Adjustment for undistributed (income)
         losses of partnerships                           13.4              2.2            (25.1)            (2.1)            (5.1)
         Interest expense                                 32.9             32.5             33.9              5.4              6.0
         Portion (1/3) of rental expense deemed
         interest                                         33.6             36.8             39.1             31.6             25.5
                                                        ------           ------           ------           ------           ------

         Total Earnings                                 $396.9           $294.0           $178.5           $165.5           $151.2
                                                        ======           ======           ======           ======           ======

Fixed Charges
         Interest expense                                $32.9            $32.5            $33.9             $5.4             $6.0
         Portion (1/3) of rental expense deemed
         interest                                         33.6             36.8             39.1             31.6             25.5
                                                        ------           ------           ------           ------           ------

         Total Fixed Charges                             $66.5            $69.3            $73.0            $37.0            $31.5
                                                        ======           ======           ======           ======           ======

Ratio of earnings to fixed charges                        5.97             4.24             2.45             4.47             4.80
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